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EXHIBIT 14.1

                         CODE OF ETHICS/CODE OF CONDUCT


                                 Code of Ethics
                                 --------------

Ace Marketing & Promotion, Inc.'s Code of Ethics applicable to the Chief Executive Officer, President, Chief Financial Officer and Financial Managers:

The Chief Executive Officer, President, Chief Financial Officer and financial managers hold an important and elevated role in corporate governance. They are uniquely positioned and empowered to ensure that the Company's, and its stockholders', interests are appropriately balanced, protected and preserved. This Code provides principles that these officers must adhere to and advocate.

As the Chief Executive Officer, President, Chief Financial Officer or a financial manager, I will:

         o        Embody and enforce this Code of Ethics
         o Ensure that this Code of Ethics is communicated at least annually throughout all financial departments.
         o Formally and promptly communicate any breach of this Code of Ethics to the Senior Vice President and Audit Committee.
         o Act at all times with honesty, integrity and independence, avoiding actual or apparent conflicts of interest in personal and professional relationships.
         o Discuss with appropriate Senior Management, or, in the case of the Chief Executive Officer, with the President and Audit Committee or in the case of the President, with the Chief Executive Officer and Audit Committee, in advance any transaction that reasonably could be expected to give rise to a conflict of interest.
         o Provide full, fair, accurate, complete, objective, timely and understandable financial disclosures in internal reports as well as documents filed or submitted to the Securities and Exchange Commission, any other government agency or self-regulatory organization, or used in public communications.
         o Comply with all applicable rules and regulations of federal, state, provincial and local governments, the Securities and Exchange Commission, and other exchanges on which the Company's stock is listed, and other appropriate private and public regulatory agencies.
         o        Comply with the Company's Code of Conduct.
         o Act in good faith, responsibly, with due care, competence, diligence, and without knowingly misrepresenting material facts or allowing my better judgment to be subordinated.
         o Protect and respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work will not be used for personal advantage.
         o        Be recognized as a responsible partner among peers.
         o Responsibly use and control assets and other resources employed or entrusted to my supervision.

         By signing this statement, I acknowledge that I have read, understand, and agree to adhere to this Code of Ethics. Violation of this Code may be grounds for termination from the Company. Any waiver of this policy must be approved by the Board of Directors, and, if an executive officer is implicated, will be communicated to the shareholders.

                                                ________________________________
                                                        (signature)

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                                 Code of Conduct
                                 ---------------

         Ace Marketing & Promotion, Inc.'s Code of Conduct reflects its underlying core values: achievement, integrity and collaboration. Each director, officer and employee agrees to live by these values while engaged in the Company's business. We acknowledge that by adhering to this Code, we will help ensure that the Company achieves its objectives and that its value as a business enterprise will be preserved for the benefit of all its stakeholders: suppliers, customers, employees and shareholders.

         1. Conflicts of Interest. We place the interests of the Company ahead of our personal interests in the performance of our duties.
         2. Confidential Company Information. If we come into possession of confidential Company information, we will preserve the confidentiality of that information.
         3. Trading in Company Securities. We will not trade in the Company's securities while in the possession of material, non-public information, or disclose such information to third parties for the purpose of trading in the Company's securities.
         4.       Falsification of Company Records. We will not falsify any
                  financial report or other record of the Company.
         5.       Public Filings and Disclosures. We will not report false or misleading information, or fail to include material
                  information, in reports intended for filing with or disclosure to the U.S. Securities and Exchange Commission (SEC), the exchanges on which the Company's stock is traded, other government agencies, the news media, the professional investment community or the investing public.
         6. Preservation of Company Assets. We will preserve and protect the Company's assets, whether they are tangible or intangible, for their productive use in the Company's business.
         7. Compliance with Laws and Regulations. We will comply with all laws and regulations. If we have any questions about the applicability of a law or regulation, we will promptly consult with the appropriate Company managers or legal counsel.
         8. Reporting Violations of Law or Company Policies. We will promptly report (1) any violations of law or Company policy,
                  (2) questionable accounting, internal control or auditing matters, and (3) dishonest or unfair treatment of customers or vendors via appropriate communication channels such as our supervisors and managers.
         9. Business Activities with Criminal Groups or Organizations. We will not engage in business activities with members of organized crime, counterfeiters, traffickers in drugs or other illegal materials, and terrorists.
         10. Payments to Government Officials. We will not seek to influence any government official in the conduct of his or her duties through the use of bribes or other unlawful inducements.
         11. Gifts and Gratuities. We will not accept gifts or gratuities of more than nominal value from those seeking to do business with the Company, and we will similarly not offer gifts or gratuities of more than nominal value to those with whom we seek to do business.
         12. Conduct with Competitors. We will not engage in collusion with representatives of a competitor of the Company that may have the effect of reducing or avoiding competition or otherwise engage in activities that violate antitrust laws.
         13. Appropriate Workplace Conduct. We will behave professionally and treat every Company employee, agent, guest, vendor, and customer with fairness, courtesy and respect regardless of race, color, national origin, ancestry, religion, disability, veteran status, age, gender or sexual orientation.
         14. Diversity. We recognize the value of a diverse workforce where individual differences are respected, appreciated and valued.
         15. Relationship of this Code to the Corporate Policy Manual and Other Company Policy Statements. We recognize that this Code of Conduct is intended to be a summarization of the Company's key policies set forth in the Corporate Policy Manual and other formal statements of the Company's policies.
         16. Disciplinary Action. We acknowledge that violations of this Code of Conduct will be subject to disciplinary action including termination.
         17. Waivers. Any waiver of this Code for executive officers or directors must be approved by the Board of Directors and promptly disclosed to shareholders.


                                                       _________________________
                                                              (signature)

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